Exhibit 99.1

ALPHA ENERGY, INC. entered into a definitive Option Agreement with Progressive Well Service, LLC. The Agreement is to acquire oil and gas assets in Oklahoma in the Coral Project.

HOUSTON, July 20, 2020 (GLOBE NEWSWIRE) – Alpha Energy, Inc. (OTC.PK - APHE) ("Alpha") announced today an Option Agreement with Progressive Well Service, LLC (“Progressive”) to acquire oil and gas assets in Oklahoma in the Coral Project.

Coral Project

The Coral Project is approximately 1,100 acres of developed and undeveloped proven production in the Cherokee Uplift in central Oklahoma. This project area is very prolific and has several (up to 12) additional formations in addition to the Mississippi formation that is currently the producing formation in the 28 wells that make up this project. Logs and drilling data indicate many of these units, which are behind pipe in most wells in the Project, have productive characteristics and provide excellent recompletion targets. The engineering reserve report commissioned by Alpha identifies four behind pipe targets for immediate exploitation. The Project has numerous infill drilling opportunities in the Mississippian, three of which rank as Proven Undeveloped in the reserve report. The greatest potential in the Coral Project may be in the Woodford, a prolific producer in the nearby STACK play area. Log analysis indicates the Woodford has excellent productive characteristics; the reserve report identifies ten Probable locations that adds 1.1 million barrels of oil and over 7 billion cubic feet of natural gas in net reserves per the year-end 2019 independent engineer’s reserve report.

Under the Option Agreement, Alpha has until December 31, 2020 to exercise its option (the “Option Period”). During the Option Period, Progressive may not sell the Coral Project to any third party, in return for which exclusivity Alpha agrees to issue ten thousand (10,000) shares of its common stock, such shares to bear a legend restricting sale during the Option Period. At any time during the Option Period, Alpha may exercise its Option with a cash payment of fifty thousand dollars ($50,000.00). Upon exercising its Option, Alpha and Progressive will work diligently together to enter into a Purchase and Sale Agreement (“PSA”) modeled after the earlier PSA the parties had in place in early 2019, which lapsed due to no fault of either party. Under the new PSA, Alpha shall make a cash payment of six hundred thousand dollars ($600,000.00) to Progressive (the “Project Payment”) and guarantee to Progressive a further payment of 3% of the net revenue stream from any new wells drilled in the Coral Project (the “Production Payment”) until Progressive has received an additional three hundred and fifty thousand dollars ($350,000.00).

The Company notes that the Project is west of the lands in eastern Oklahoma affected by a decision of the U.S. Supreme Court issued on July 9, 2020, McGirt v. Oklahoma, and therefore unaffected by this decision.

Management Commentary

John Lepin, the Company’s Chairman and Chief Financial Officer said, “Our strategy at Alpha is to identify assets that are shallow, have good infrastructure and multiple potential target zones that can be acquired for a competitive price given today’s economic environment. The Cherokee Uplift offers many attractive opportunities to choose from for a company such as ours with little to no debt. The Coral Project fits these criteria nicely, allowing us a quick route to cashflow from existing production and infrastructure that can produce economically even at low commodity prices. Additionally, the Coral Project offers significant upside for us to pursue with new drilling as and when commodity prices improve. Together with the Rogers County Project (see press release of 7/15/20), Alpha will establish a strong base of operations in north-central Oklahoma, with 205 proved locations either currently producing or awaiting re-start and recompletion and an additional 88 proven undeveloped locations. This strategy will allow for the company to offer a generous return on reserves as well as a good dividend to stockholders.”

Alpha Energy, Inc. is a Houston, Texas based, independent energy company engaged in the acquisition, exploration, development and production of crude oil and natural gas. Additional information is available on the Company's website at www.alpha-energy.us.

Safe Harbor

This press release contains forward-looking statements regarding Alpha Energy that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Alpha’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", "projects", "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Alpha's operations or financial results are included in Alpha's other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Alpha does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

For more information contact John Lepin at info@alpha-energy.us.